AGREEMENT
dated December 21, 2005
made by and among
Natural Health Trends Corp., 2050 Diplomat Drive, Dallas Texas 75234, USA,
(“NHTC”)
and
KGC Networks Pte Ltd., Asiaciti Management Pte Ltd., 1 Raffles Place #21-01
OUB Center, Singapore 048616
(“KGC”)

PREAMBLE
WHEREAS, NHTC has by way of a stock purchase agreement of even date undertaken to sell all of its 51,000 shares it holds in KGC to Bannks Foundation;
WHEREAS, NHTC has in the past supplied KGC with a variety of products for sale to further parties;
WHEREAS, NHTC has ensured that Paymentech Inc. under an umbrella agreement also provided credit card payment services to KGC;
WHEREAS, now that NHTC has sold its share holdings in KGC the parties wish to set out in writing certain issues concerning their future business relationship.
NOW, THEREFORE the Parties agree as follows:
ARTICLE 1
Payment of all Ordered but Yet Unpaid Stock and Inventory
1.1	Amount. The parties are in agreement that as of the date hereof KGC owes NHTC for all inventories ordered and partially delivered a total amount of USD 3,957,937.18. Such amount also includes the cost of freight for such part of the inventory which was already ordered but not yet delivered by NHTC to KGC.
1.2	Payments of Outstanding Amounts. KGC will settle the outstanding amount by paying 24 equal monthly instalments. The interest to be applied to any outstanding moneys is 2.5% per annum. Each monthly payment is to be made no later than the 10th calendar day of any month; the first instalment to be paid no later than January 10, 2006. Taking the outstanding amount and the applicable interest rate into account the parties agree that the monthly instalments shall in each case amount to USD 168,960. (Exhibit Payment Calculator).
1.3	Prepayment. The company is entitled to pay off any portion of the outstanding principal amount at any earlier date. In such case the applicable interest rate of 2.5% per annum shall only apply for such period in which amounts are actually outstanding.

ARTICLE 2:
Credit Card Services
NHTC herewith undertakes to ensure that Paymentech Inc, the present credit card provider of both NHTC and KGC will continue at least until December 31, 2005 to provide its current services to KGC at the current terms. NHTC shall be held harmless for the amount of chargeback and refund, incurred by the KGC business, net of any reserve already held by Paymentech on behalf of NHTC. The cut-off date for accounting purposes shall in any event be December 31, 2005.
ARTICLE 3:
Future Supply of Products
NHTC undertakes to continue to supply KGC at least for a period of 48 months from the date hereof with Volupta and Essention products at the price no more than 10% above the price charged to NHTC by its own suppliers.
The parties agree that, subject to any express agreement to the contrary, any stock ordered and supplied after the date hereof shall be payable as follows:
•	20% of the total purchase price at order;

•	30% of the total purchase price upon delivery by NHTC to common carrier;

•	the remaining 50% of the purchase price within 30 days of delivery at KGC.
ARTICLE 4:
Miscellaneous
4.1	No Waiver. The failure of any party to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of this Agreement. The waiver of any breach of this Agreement by any party hereto shall not be construed as a waiver of any other prior or subsequent breach.
4.2	Modification. This Agreement may be amended only in writing through document signed by the parties to be bound by such amendment.

4.3	Binding on Successors. All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors.
4.4	No Assignment. Neither party shall assign this Agreement or any rights or rights or obligations hereunder to any third party without the written consent of the other party hereto.
ARTICLE 5:
Governing Law and Arbitration
5.1 Governing Law. This Agreement shall be subject to and governed by Swiss law.
5.2	Arbitration. Any dispute arising out of or in connection with this Agreement, including disputes on the conclusion, binding effect, amendment and termination, of this Agreement in general and this provision in particular shall be solely and finally settled, to the exclusion of the ordinary courts, in accordance with the Rules of International Arbitration Rules of the Swiss Chambers of Commerce by an arbitral tribunal consisting of three arbitrators appointed in accordance with said Rules. The place of arbitration shall be Zurich. The arbitral proceedings shall be conducted in the English language.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

/s/ Chris T. Sharng
Natural Health Trends Corp.

/s/ Angela Nicolson
KGC Networks Pte Ltd.

Exhibit: Payment Schedule

Principal	3'957'937

Interest	0.025

	Principal	Interest	Total	Principal
	Payment	Payment	Payment	Balance

3'957'937
01/10/2006	166'244	2'716	168'960	3'791'693
02/10/2006	161'150	7'810	168'960	3'630'543
03/10/2006	161'482	7'478	168'960	3'469'061
04/10/2006	161'814	7'146	168'960	3'307'247
05/10/2006	162'148	6'812	168'960	3'145'100
06/10/2006	162'482	6'478	168'960	2'982'618
07/10/2006	162'816	6'144	168'960	2'819'802
08/10/2006	163'152	5'808	168'960	2'656'650
09/10/2006	163'488	5'472	168'960	2'493'162
10/10/2006	163'824	5'136	168'960	2'329'338
11/10/2006	164'162	4'798	168'960	2'165'176
12/10/2006	164'500	4'460	168'960	2'000'676
01/10/2007	164'839	4'121	168'960	1'835'837
02/10/2007	165'178	3'782	168'960	1'670'658
03/10/2007	165'519	3'441	168'960	1'505'140
04/10/2007	165'860	3'100	168'960	1'339'280
05/10/2007	166'201	2'759	168'960	1'173'079
06/10/2007	166'544	2'416	168'960	1'006'535
07/10/2007	166'887	2'073	168'960	839'648
08/10/2007	167'230	1'730	168'960	672'418
09/10/2007	167'575	1'385	168'960	504'843
10/10/2007	167'920	1'040	168'960	336'923
11/10/2007	168'266	694	168'960	168'657
12/10/2007	168'613	347	168'960	44

	3'957'893	97'147

5